Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made by HAGERTY HOLDING CORP., a Delaware corporation ("Company"), and McKEEL O HAGERTY ("Executive"). As used in this Agreement, the term "Affiliate" means any entity controlling, controlled by or under common control with the Company.

1.            Effective Date and Term. This Agreement will take effect as of January I, 2018 ("Effective Date"), and will remain in effect during the Employment (as defined in Section 2) ("Agreement Term") and thereafter as to those provisions that expressly state that they will remain in effect after Termination of the Employment. During the Agreement Term, Executive's employment may be terminated as provided in Sections 4 and 5 below. If Executive's Employment is terminated during the Agreement Term under circumstances entitling Executive to Severance Pay under the terms of Section 7, Executive will receive that Severance Pay.

2.             Employment. Executive will serve as the Company's Chief Executive Officer (the "Employment"), including as Chief Executive Officer of all Company Subsidiaries (as defined below). Executive will perform duties consistent with those positions as assigned to Executive from time to time by the Company's Board of Directors ("Board") under the Amended and Restated Stockholders Agreement of Hagerty Holding Corp., as amended from time to time (the "Stockholders Agreement"), to the extent such duties are also consistent with Executive's job description in Appendix B, and will comply with Company policies, as such policies apply to Executive. The terms of the Employment are described in the "Major Responsibilities" Section of Executive's job description in Appendix B, which may be changed from time to time by the Board in collaboration with Executive. For avoidance of doubt, Executive may: (i) oversee passive investments; (ii) serve on boards of directors of other organizations that are not competitive with the Company or a Subsidiary, subject to the written consent of the Board under then-current Board policy for outside activities; (iii) engage in charitable, civic, professional, educational or industry-related activities; (iv) author books, subject to the written consent of the Board which shall not be withheld provided that such activity does not disparage the Company or any Affiliate, constitute a conflict of interest or violate any provision in the Stockholders Agreement or this Agreement; (v) commit to speaking engagements, author articles or create content in any format for personal profit; and/or (vi) engage in any ancillary business activity which does not constitute a Restricted Business as defined in Section 9 herein, which is unrelated to Executive's duties and responsibilities under the Agreement (as set forth in Appendix B), and which is intended to promote the Company and enhance Executive's professional network for the purpose of furthering the interest of the Company; provided that no activity described in (i), (ii), (iii), (iv), (v) or (vi) impairs Executive's ability to fulfill the duties described in the "Major Responsibilities" Section of Appendix B of this Agreement, disparages the Company or any Affiliate or constitutes a conflict of interest; and provided further, that Executive discloses all material information regarding any proposed activity described in (v) or (vi) to the Board sufficiently in advance of engaging in such activity to allow the Board, or a delegate of the Board, a reasonable opportunity (A) to request additional information, (B) to engage Executive in dialogue regarding the proposed activity and its potential impact on the Company, (C) to evaluate the proposed activity and make a determination of whether the proposed activity is unacceptable because it is a Restricted Business, disparages the Company or one of its Affiliates, constitutes a conflict of interest or violates a provision in the Stockholders Agreement or this Agreement, and (D) to confirm that the proposed activity does not include any disclosure of non-public information without the prior consent of the Board. The Board, or its delegate, shall act promptly in reviewing and making such determination regarding any proposed activity and Executive shall not engage in the proposed activity until the Board, or its delegate, makes its determination. Executive's current job description is attached as Appendix 8 to this Agreement. The Board, or a delegate of the Board, shall review Executive's performance under this Agreement on an annual basis based on Executive's performance of the duties described in each subsection of the "Major Responsibilities" Section of Appendix B and Executive's compensation at least every third year and may adjust Executive's salary and/or benefits to reflect the Board's determinations of Executive's performance, Company performance, business or economic conditions, or changes in Executive's duties and responsibilities. Any concerns of the Board related to Executive's fulfillment of his duties under the Agreement in consideration of Executive's participation in activities described in (i), (ii), (iii), (iv), (v) and (vi) above shall be summarized during Executive's annual performance review.

3.             Compensation. During the Agreement Term, Executive will be compensated during the Employment as follows, subject to required income tax and Social Security/Medicare contribution withholding and any other deduction required by law or authorized by Executive:

(a)            Salary. Executive's salary will be at least $600,000.00 per year (or a pro- rated weekly amount for any partial year), subject to normal payroll deductions and payable in accordance with the Company's normal payroll practices.

(b)            Annual Incentive Plan. Executive will participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan ("Annual Incentive Plan") in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive's target incentive payment for each calendar year will be at least 100% of Executive's Salary, with any payments under the plan to be determined under the terms of the plan based on attainment of Company goals as provided in the plan, and subject to Executive's continued Employment with the Company, except as provided in Section 3(i), 6(i) or 7(d).

(c)            Long-Term Incentive Plan. Executive will participate in the Company's Amended and Restated Hagerty Long-Term Incentive Plan or any successor Company long-term bonus plan ("Long-Term Incentive Plan") in accordance with the terms of that plan. The Company will continue a Long-Term Incentive Plan under which Executive's target incentive payment for each incentive period established under the plan will be at least 175% of Executive's Salary and Executive's maximum incentive payment for each incentive period established under the plan will be 200% of Executive's Salary, with any payments under the plan to be determined under the terms of the plan based on attainment of Company goals as provided in the plan, and subject to Executive's continued Employment with the Company, except as provided in Sections 3(i), 60) or 7(d).

(d)            Benefits. Executive will be eligible to part1c1pate in fringe benefit programs covering the Company's salaried employees as a group, in the Company's qualified 40 l (k) retirement plan, and in any other Company benefit programs and policies applicable under Company policy to senior executives if such participation is permitted by the Stockholders Agreement and applicable law. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility.

(e)            Executive Perquisite Account. Executive will continue to receive the current Executive Perquisite Account payment of at least $100,000.00 per calendar year, to be paid monthly subject to Executive's prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive requests reimbursement, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.

(f)            Stockholder Director Perquisite Account. Executive will continue to receive the current Stockholder Director Perquisite Account payment of at least $100,000.00 per calendar year, to be used for payments to personal assistants, with any remaining balance for the year to be paid no later than the fifteenth day of the third month after the end of the year.

(g)            Car Allowance. Executive will continue to receive an annual car allowance of at least $40,000.00 per calendar year, to be paid monthly during the year.

(h)            Business Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary business expenses in accordance with Company policy (Executive's private charter air travel is a reimbursable business expense to the extent such travel is deemed necessary for efficiency and business needs), subject to Executive's prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive requests reimbursement, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.

(i)             Amendments. The Board may amend all compensation, incentive, benefit and other plans, programs, policies and practices at any time, and will continue to review Executive's compensation every three years, but will not reduce any payment or coverage below minimums specifically identified above in this Section.

4.            · Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive's Employment pursuant to this Section 4, except those payments specifically identified in subsections (a) through G) of Section 6.

(a)            Death. The Employment will terminate automatically upon Executive's death.

(b)            Termination by Company for Cause. The Company may terminate the Employment for "Cause," which for purposes of this Agreement means any of (i) Executive's unauthorized use or disclosure of the Company's or any Subsidiary's trade secrets or other confidential or proprietary information that would cause material harm to the Company and its Subsidiaries taken as a whole; (ii) failure to follow the reasonable directions of the Board of Directors after receipt of written notice from the Board of Directors setting forth with reasonable specificity such failure and Executive's failure to initiate corrective action within a reasonable period of time, except to the extent that any Board direction is contrary to the terms of this Agreement (including any Appendices); (iii) conviction of any unlawful act that would be materially detrimental to the reputation, character or standing of the Company and its Subsidiaries taken as a whole; or (iv) commission of a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company or any of its Subsidiaries; provided that "Cause" shall not be satisfied solely due to the Board's dissatisfaction with the quality of the services provided by Executive as an employee.

(c)            Discretionary Termination by Executive. Executive may terminate the Employment at will with at least 30 days' advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive's responsibilities for part or all of such notice period, provided that Executive's pay and benefits are continued for the lesser of 30 days or the remaining period of the Employment.

5.             Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive's Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.

(a)            Discretionary Termination by Company. The Company may terminate the Employment during the Agreement Term at will upon the unanimous vote of the Board, excluding the vote of Executive if Executive is a member of the Board or Executive's designee on the Board, but if the Company does so other than as provided in Section 4(b) above, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive's Employment by the Company under Section 4(b) that is determined in a proceeding under Section 13 not to be for Cause will be considered to have been a termination under this Section 5(a). Any termination of the Employment by the Company other than a termination under Section 4(b) ("Cause") or 5(b) ("Disability") will be considered to have been a termination under this Section 5(a).

(b)            Termination Due to Disability. The Company or Executive may terminate Executive's Employment due to Disability as defined in and subject to the terms of Appendix A to this Agreement, and in that event the Executive will be entitled to Severance Pay as provided in and subject to Section 7. If the Company terminates Executive's Employment other than as provided in Appendix A due to a physical or mental impairment or its consequences, the termination will be deemed to be a termination under Section 5(a) unless the termination is for Cause. If Executive terminates the Employment due to a physical or mental impairment or its consequences other than as provided in Appendix A, the termination will be deemed to be a termination under Section 4(c).

(c)            Termination by Executive for Good Reason. Executive may terminate the Employment for Good Reason, and in that event will be entitled to Severance Pay as provided in and subject to Section 7. As used in this Agreement, "Good Reason" means the occurrence of any of the following:

(i)             any (A) material diminution of Executive's base compensation, (B) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive's position(s), duties, responsibilities, or status with the Company; or (C) a material adverse change in Executive's authority or reporting responsibilities with the Company,

(ii)            any requirement by the Company that Executive (A) be based anywhere other than the facility where Executive is located as of the date of this Agreement or reasonably equivalent facilities within 30 miles of such facility, or

(B) engage in business travel to an extent substantially more burdensome than the normal travel obligations of Executive;

(iii)           any (A) failure of the Company to continue in effect any material benefit, bonus or incentive plan in which Executive or an eligible dependent of Executive is participating, unless Executive is permitted to participate in another plan providing Executive and Executive's eligible dependents with substantially comparable after-tax benefits, or receives compensation as a substitute for such plan providing Executive with a substantially equivalent after-tax economic benefit, or (B) any action by the Company or an affiliate of the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits or those of any eligible dependent under any such plan;

(iv)           failure of the Company to obtain any assumption agreement required by or contemplated in Section 15; or

(v)            any other material breach by the Company of its obligations under this Agreement.

Executive may not terminate the employment for Good Reason unless:

(i)             Executive notifies the Board in writing, within 90 days after the occurrence of the act or omission constituting Good Reason, that the act or omission in question constitutes Good Reason and explaining why Executive considers it to constitute Good Reason;

(ii)            the Company fails, within 30 days after notice from Executive under (i) above, to revoke the action or correct the omission and make Executive whole; and

(iii)           Executive gives the Company written notice that the Executive has terminated the Employment for Good Reason, within 30 days after expiration of the 30-day period under (ii) above.

Executive's failure to give notice as provided in (i) above or to resign under (iii) above will not waive Executive's right to resign for Good Reason due to a subsequent and different Good Reason, provided that Executive follows the above procedure.

(d)           Definitions.     The following defined terms used in this Agreement will have the following meanings unless the context indicates otherwise:

(i)            "Business Entity" means any corporation (including any non- profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, business trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(ii)            "Subsidiary" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, business trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity of which the Company or any of its Subsidiaries owns securities having a majority of the voting power in electing the board of directors or managers directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity).

6.            Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive's Employment, except those payments specifically identified in subsections (a) through (j) of this Section 6 and, if the termination of Employment is pursuant to Section 5, Executive shall also be entitled to Severance Pay as provided in and subject to Section 7. For payments and benefits which continue as part of Severance Pay under Section 7(a), Section 7(c), rather than this Section, will apply.

(a)            unpaid salary installments through the end of the week in which the Employment terminates;

(b)            any vested qualified retirement plan account to which Executive is entitled under the terms of such plans;

(c)            payments of timely submitted benefits claims under the Company's health and dental care plans for health and dental benefits covered by those plans and incurred on or before the date of termination of the Employment;

(d)            COBRA continuation coverage for Executive and Executive's eligible dependents, at Executive's expense and in accordance with normal COBRA coverage rules and provided that Executive elects and remains eligible for COBRA continuation coverage;

(e)            any group life insurance and group disability insurance benefits under those Company programs, which are due to Executive in accordance with the applicable insurance policies as a result of Executive's death or qualifying disability occurring on or before the date of termination of the Employment;

(t) any unreimbursed business expenses eligible for reimbursement under Section 3(e) or 3(h) and incurred on or before the date of termination of the Employment;

(g)            the remaining balance of the Stockholder Director Perquisite Account for the year in which the termination of Employment occurs (after deduction of personal assistant costs as provided in Section 3(t)), if and to the extent applicable as follows:

(i)            the full remaining balance will be paid if Executive's Employment terminates due to death (Section 4(a));

(ii)            no payment will be made if Executive's Employment is terminated by the Company for Cause under Section 4(b); or

(iii)           a prorated payment will be made if Executive resigns as provided under Section 4(c), to be determined by multiplying the remaining balance by a fraction, the numerator of which is the number of full and partial months of the Executive's Employment in that year and the denominator of which is 12.

(h)            a final full monthly car allowance for any final partial month of Executive's Employment;

(i)            any final payments under the Annual Incentive Plan, to be determined exclusively as follows subject to the target percentage of salary provisions of Sections 3(b) and (i) below.

(i)             If Executive's Employment is terminated due to death, disability or retirement (as defined in and determined under the Annual Incentive Plan), Executive will be entitled to:

(A)            a payment for the most recent year ending before the date of termination of the Employment, if such payment has not yet been made as of the date of termination, and if Executive would be entitled to such payment based on attainment of Company goals as provided under the plan, if the Employment had not been terminated; and

(B)            a prorated payment for the year in which Executive's employment terminates, computed by determining (at the time provided by the plan) any payment to which Executive would be entitled for that year based on attainment of Company goals as provided under the plan if the Employment had not terminated, and multiplying that amount by a fraction, the numerator of which is the number of full and partial months in that year through the date of termination of the Employment and the denominator of which is 12.

(ii)            If Executive's Employment is terminated for any other reason, no further payments under the Annual Incentive Plan will be made after the termination of Executive's Employment.

(i) any final payments under the Long-Term Incentive Plan, to be determined exclusively under the terms of the Long-Term Incentive Plan, subject to the target percentage of salary provisions of Sections 3(c).

All payments under (a), (f), (g), (h) and (i) will be made not later than the fifteenth day of the third month following the end of the calendar year in which termination of the Executive's Employment occurs, or earlier if required by applicable law. Any payment under (i) with respect to an incentive period under the Long-Term Incentive Plan will be made at the same time payments are required to be made to other participants under the Long-Term Incentive Plan.

7.            Severance Pay. The Company will pay and provide Executive with the payments and benefit continuation provided in and subject to this Section 7 ("Severance Pay") upon Executive's "separation from service," as that term is defined by Section 409A of the Internal Revenue Code (the "Code"), if Executive's Employment is terminated as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.

(a)            Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of continuation of the following for twenty- four months after the date of Executive's separation from service or until such earlier date on which Severance Pay ceases pursuant to Section 7(b)(ii) or 7(d) ("Severance Pay Period"):

(i)            Salary Continuation. Continuation of Executive's salary under Section 3(a).

(ii)            Annual Incentive Plan. Continuation of Executive's participation in the Annual Incentive Plan under Section 3(b), with any payments to be determined under the terms of the plan based on attainment of Company goals as provided in the plan, and except as provided in Section 7(c).

(iii)            Long-Term Incentive Plan. Continuation of Executive's part1c1pation in the Long-Term Incentive Plan under Section 3(c), with any payments to be determined under the terms of the plan based on attainment of Company goals as provided in the plan, and except as provided in Section 7(c). Except as provided in Section 7(c), Executive will be paid prorated payments for each incentive period in effect but not completed as of the date on which the Severance Pay Period ends, computed by determining (at the time provided by the plan as of the end of the applicable incentive period even though such date is after the end of the Severance Pay Period) any payment for each such incentive period to which Executive would have been entitled based on attainment of Company goals as provided in the plan if the Employment had not terminated, and multiplying each such amount by a fraction, the numerator of which is the number of full and partial months in that incentive period through the date on which the Severance Pay Period ends and the denominator of which is the total number of months in that incentive period.

(iv)            Health and Dental Coverage. Continuation of coverage for Executive and Executive's eligible dependents under the Company's health and dental plans subject to Executive's payment of the normal employee contribution as in effect from time to time during the Severance Pay Period, but not greater than the employee contribution in effect immediately prior to the termination of Executive's Employment, or, if the plan or a plan insurer does not allow such continued coverage or such continued coverage is determined by the Company to potentially have a material negative tax impact on the Company or Executive: the Company will pay Executive a monthly payment for each month remaining in the Severance Pay Period equal to the Company's monthly contribution towards Executive's then current employee and dependent health, prescription drug and dental coverage elections, payable in equal installments over the remainder of the Severance Pay Period pursuant to the Company's normal payroll process, subject to required payroll withholding. If Executive is not enrolled in the Company's health, prescription drug and dental plans, then the monthly contribution will be based on the Company's contribution towards family coverage for such plans determined at the time Employment terminates. Although the right to payment under this paragraph is based on the Company's health, prescription drug and dental plan at the time employment terminates and is intended to fund payment for such coverage, the payment is not required to be used for such coverage and Executive may use the payment for any purpose;

(v)            Stockholder Director Perquisite Account. Notwithstanding the otherwise applicable Severance Pay Period, payment of the Stockholder Director Perquisite Account shall continue for a maximum of 12 months after termination of Executive's Employment, after which the Stockholder Director Perquisite Account will terminate. The 12-months payment will be computed and made as follows.

(A)           Executive will receive any remaining balance of the Stockholder Director Perquisite Account for the year in which the Executive's Employment terminates, after deduction of personal assistant costs incurred during that year as provided in Section 3(f), to be paid to the Executive not later than the 5thday of the third month after the end of the year; and

(B)            Executive will receive a prorated portion of the Stockholder Director Perquisite Account for the year following that in which the Employment terminates, computed by first multiplying the full payment by a fraction, the numerator of which is 12 minus the number of months in the year in which the Employment terminates after the month in which the Employment terminates and the denominator of which is 12, and then reducing this prorated amount by personal assistant costs incurred during the proration period as provided in Section 3(f), to be paid to Executive as soon as administratively feasible after the end of the proration period but no later than December 31st of the year in which the proration period ends.

(vi)            Car Allowance. Continuation of Executive's car allowance under Section 3(g).

(b)           Reduction of Severance Pay.

(i)            Each salary continuation payment for a Company payroll period under Section 7(a)(i) will be reduced on a dollar-for-dollar basis by any payments that Executive receives during such payroll period pursuant to (i) the Company's bona fide group long-term disability insurance policy that covers a substantial number of employees, (ii) the Company's workers' compensation insurance policy, and (iii) any benefit payments that Executive receives under any individual disability policy maintained by either Executive personally or by the Company on Executive's behalf (currently such policies are Lloyd's Personal Disability Income Insurance Certificate Number 1260651 and Metlife Personal Disability Insurance Policy Number                   ). The reduction may not affect the time of payment of the Salary Continuation payments (other than the forfeiture due to the reduction).

(ii)            If Executive dies during the Severance Pay Period, the Severance Pay Period will continue, including health and dental plan participation for eligible dependents, or health and dental COBRA premium reimbursement payments, as provided under Section 7(a)(iv), until the end of the Severance Pay Period unless otherwise terminated under Section 7(a)(iv). Any cash Severance Pay payable upon Executive's death under this Agreement will be made to any beneficiary designated in writing by Executive or, if none, to Executive's estate.

(c)           Payment Terms. Salary continuation payments under Section 7(a)(i) will be made on the Company's normal pay date for each payment.    Payments relating to participation in the Annual Incentive Plan and Long-Tenn Incentive Plan under Sections 7(a)(ii) and 7(a)(iii) will be made no later than the fifteenth day of the third month following the end of the calendar year in which the applicable annual or long-term incentive period ends. In any event, no payments of Severance Pay will be made until the Company's first regular pay date that occurs on or after 60 days after the date of termination of the Executive's Employment. Any Severance Pay to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company's first regular pay date on or after 60 days after termination of the Employment if Executive has signed the release provided for in Section 7(d)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7. Notwithstanding any other provision of this Agreement, any portion of the salary continuation under Section 7(a)(i) that exceeds an amount equal to two times the limit under Code Section 40l(a)() 7) as of the termination of Executive's Employment will be paid in one Jump-sum payment within two and one-half months following the end of the year in which Executive's termination of Employment occurs.

Except as provided in Section 7(a)(iv) with respect to health and dental COBRA premium reimbursements, Executive will receive the payments called for by this Section 7 notwithstanding any other earnings that Executive may have.

After the end of the Severance Pay Period:

(i)             Executive or Executive's beneficiary or estate will receive any remaining payment due under Section 7(a)(i) (final salary continuation installment) and Section 7(a)(iv) (final health and dental installment) on the pay date for the next regularly scheduled payroll period; and

(ii)            if Executive and/or Executive's eligible dependents have continued to participate in the Company's health and dental plans under Section 7(a)(iv), timely submitted benefits claims for health and dental benefits covered by those plans and incurred on or before the date on which the Severance Pay Period ends (or, if coverage of dependents continues under Section 7(b)(ii), before the end of the Agreement Term) will be paid; and

(iii)            Unless the Severance Pay Period ends under Section 7(d) Executive or Executive's beneficiary or estate will receive:

(A)            any payment due under Section 7(a)(v) (final Stockholder Director Perquisite Account payment) that has not been made by the end of the Severance Pay Period will be paid as provided in Section 7(a)(v); and, Executive will receive a final payment under 7(a)(vi) consisting of a full monthly car allowance payment for any final partial month at the end of the Severance Pay Period, to be paid as provided in Section 3(g), and

(B)            final Annual Incentive Plan payments under Section 6(i)(i), and final Long-Term Incentive Plan payments under Section 6(j)(i), as though Executive's Employment had terminated at the end of the Severance Pay Period, except that if the Executive's Employment terminates due to Disability under Section 5(b), payments under Section 6G)(i) (final Long-Term Incentive Plan payments) will be made as provided in Section 6G)(i) upon termination of the Executive's Employment, rather than at the end of the Severance Pay Period.

(d)            Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive's obligations under this Agreement that continue after termination of the Employment, and Executive's obligations under Sections 2.3, 2.4, and 2.5 of the Stockholders Agreement; (ii) Executive must sign a Company-prepared release of claims by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive's Employment is terminated and Executive is given the release document) waiving and releasing any and all past or future claims or rights that Executive might otherwise have against the Company, any Company Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, and arising out of or relating to Executive's Employment by the Company or any Affiliate or the termination of such Employment, provided that the release will not waive Executive's right to any payments due under this Section 7 or Section 6, nor will the release waive any right of Executive to liability insurance coverage under any liability or directors' and officers' liability insurance policy or any indemnification rights that Executive may otherwise have; (iii) Executive must resign upon written request by Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; provided, however, that Executive will retain any rights Executive may have under the Stockholders Agreement to name or serve as a member of the Company's Board; and (iv) Executive must, upon request by the Board, provide the Company for a period of 90 days after the date on which the Employment terminates with consulting services regarding matters within the scope of Executive's former duties. Executive will only be required to provide those services by telephone or e-mail at Executive's reasonable convenience and without substantial interference with Executive's other activities or commitments.

8.            Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive's Employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company's successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company's ownership rights. Executive's commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive's Employment with the Company terminates. The parties agree that any breach of Executive's covenants in this Section would cause the Company irreparable harm and that injunctive relief would be appropriate.

Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the term of Executive's Employment by the Company or any Affiliate.

9.	Restrictive Covenants.

(a)            Non-Competition. Executive shall not, directly or indirectly by or through any Affiliate or agent, whether as principal, agent, owner, investor, lender, shareholder, member, partner, manager, director, officer, employee, consultant or in any other capacity, (i) during the Employment and until the later of (A) 12 months after the date of termination of Executive's Employment, or (B) the end of the Severance Pay Period, if Executive becomes entitled to Severance Pay under Section 7 (the "Restricted Period"), engage or participate in the Restricted Business anywhere in the world, or (ii) without the written consent of the Board, use the Company's or any of its Subsidiaries' financial resources, management, employees, business names or other intellectual property, other than in furtherance of the business of the Company and its Subsidiaries. "Restricted Business" means (i) the vehicle, boat, and collectible insurance business and ancillary businesses relating to the preservation, safety, and enjoyment of vehicles, boats, and collectibles, and (ii) any other business in which the Company and its Subsidiaries are engaged during the applicable Restricted Period.

(b)            Non-Solicitation. During the Restricted Period, Executive will not solicit or suggest, or provide assistance to anyone else in seeking to solicit or suggest, that any customer, vendor, employee, or other person or organization having or contemplating a relationship with the Company or any Affiliate terminate, reduce, or not initiate their relationship or contemplated relationship with the Company or such Affiliate, or enter into any similar relationship with anyone else instead of the Company or the Affiliate. The time periods for the covenants in this Section shall be extended by the same period that Executive is in violation of any such covenant. The parties agree that any breach of Executive's commitments in this Section would cause the Company irreparable harm and that injunctive relief would be appropriate.

I0.            Confidentiality. All non-public information concerning the business or affairs of the Company or any of its Subsidiaries, including information provided to Executive as a director or stockholder, shall forever be kept confidential by Executive and shall not be disclosed to any third party other than (a) Executive's attorneys, accountants and other professional advisors (who shall be advised of and bound by such confidentiality obligation), (b) Executive's spouse and children in connection with estate planning and their attorneys, accountants and other professional advisors who shall be advised of and bound by such confidentiality obligation, and (c) a third party in connection with a proposed sale of Executive's shares of the Company in accordance with the Stockholders Agreement (provided, that with respect to this Section 10, Executive shall take all reasonable efforts to preserve the confidentiality of the confidential information, including requesting reliable assurance that confidential treatment will be accorded the confidential information), without the prior written consent of the Board, unless disclosure is required by applicable law; provided, however, that confidential information shall not include (x) any information which is already generally known, or which becomes generally known other than through a breach of this Section 10 or any other obligation by which Executive is bound, or (y) any information which is required to be disclosed by law or legal process. In the event that Executive, anyone in Executive's Family Group (as defined in the Stockholders Agreement) or any agent of Executive becomes legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any confidential information, it is agreed that, to the extent reasonably possible and legally permissible, Executive will: (i) provide the Company with prompt notice of such request(s) or requirement(s) so that the Company may seek an appropriate protective order or other appropriate remedy at the cost and expense of the Company (unless the compelled disclosure is attributable to the action or inaction of Executive) or Executive's compliance with the provisions of this Agreement, or both; and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such request(s). If such protective order or other remedy is not obtained, and such waiver is not granted, Executive (or anyone in Executive's Family Group or any agent of Executive, as applicable) may disclose only that portion of the confidential information which is legally required to be disclosed; provided, however, that Executive shall take all reasonable efforts to preserve the confidentiality of the confidential information (including requesting reliable assurance that confidential treatment will be accorded the confidential information).

11.            Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Board and is agreed to in a written document signed by Executive and by an officer of the Company authorized by the Board to sign such document. No waiver by either party at any time of any breach or nonperformance of this Agreement by the other party will be deemed a waiver of any prior or subsequent breach or nonperformance.

12.            Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive's Employment with the Company or any of the subjects covered by this Agreement, have been made by either party that are not set forth expressly in this Agreement or the Stockholders Agreement, and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement, except the Stockholders Agreement. Executive and the Company understand and agree that the rights, duties, and obligations of the parties under both this Agreement and the Stockholders Agreement are intended to be applied fully as provided by the terms of the respective agreement.

13.	Dispute Resolution.

(a)            Arbitration. The Company and Executive agree that, except as provided in Section 13(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.

(b)            Section I 3(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9, or 10 of this Agreement.

14.            Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive's rights or obligations under this Agreement, except that Executive may designate beneficiaries for Severance Pay in the event of Executive's death and may designate beneficiaries for benefits as allowed by the Company's benefit programs. This Agreement may be assigned by the Company to any Subsidiary or parent entity of the Company, but the Company will remain liable for any Severance Pay due under this Agreement and not paid by any assignee (except a successor or transferee which assumes this Agreement pursuant to Section 15). The Company is not required to assign this Agreement, but if the Agreement is assigned as provided above, Executive will be given notice and this Agreement will continue in effect.

15.	Successors; Binding Agreement.

(a)            This Agreement will not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting entity or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting entity (the "successor") or the person or entity to which such assets are transferred.

(b)            The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 15 it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive's beneficiary or estate if Executive has died), all of the obligations of the Company hereunder (including incorporation of Stockholders Agreement definitions referred to in this Agreement as those definitions are worded the day before the date of the merger, consolidation or transfer of assets . Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation, or transfer of assets will be a breach of this Agreement and will entitle Executive to resign for Good Reason as defined in and subject to Section 5(c). For purposes of implementing the foregoing, the date on which any such merger, consolidation, or transfer becomes effective will be deemed the date on which Good Reason occurs. If the successor or transferee assumes this Agreement as provided above, the successor or transferee will be considered "the Company" as of the date of such assumption, and the successor or transferee, and not the Company, will be responsible for compliance with this Agreement from that date forward.

(c)            This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.            Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile transmission or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

McKee} 0 Hagerty

141 River's Edge

Dr. Suite 200

Traverse City, Michigan 49684

If to the Company:

Hagerty Holding Corp.

141 River's Edge Dr. Suite 200

Traverse City, Michigan 49684

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

17.            Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.

18.            Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.

19.            Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code, if as of the date of Executive's "separation from service" (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, (a) Executive is deemed to be a "Specified Employee" (within the meaning of Section 409A of the Code), and (b) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive's separation from service will be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company, or if earlier within thirty (30) days of the Executive's date of death following the date of such separation. Payments to which Executive would otherwise have been entitled during the 6 month delay period will be accumulated and paid on the first day of the seventh month following the date of Executive's separation from service. All payments under Section 7 that would otherwise be made more than 6 months following the date of Executive's separation from service will be made as provided in Section 7. Notwithstanding the foregoing, this provision will not apply to (i) any payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-l(b)(4), (ii) the portion of any payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. § I .409A-I (b)(9)(iii), and (iii) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A of the Code. Notwithstanding anything to the contrary herein, a termination of Employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of Employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment," or like terms will mean a separation from service. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a "separate payment" within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

20.            Section 280G. Notwithstanding any other provisions of this Agreement, if any payments or distributions by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise ("Payments")) (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and (ii) but for this Section 20, would trigger application of the excise tax imposed by Section 4999 of the Code, or any successor Code provision (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive's Payments will be payable as provided in (a) below.

(a)            Executive's Payments will be payable (i) in full (with Executive paying any excise taxes due), or (ii) in such lesser amount that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.

(b)            If Executive's Payments are to be reduced under Section 20(a)(ii), the Payments will be reduced in the amount necessary to eliminate the Excise Tax in the following order: (i) the payment under Section 7(a)(iv), (ii) the payment under Section 7(a)(iii), (iii) the payment under Section 7(a)(ii), and (iv) the payment under Section 7(a)(i).

(c)            All determinations required to be made under this Section 20, including whether and when a reduction in the Payments is required under Section 20(a) and the amount of such reduction and the assumptions to be utilized in arriving at such determination, will be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the "Accounting Firm") which will provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of a request from the Company or Executive (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change in control, Executive will appoint another nationally recognized public accounting firm to make the Determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. The Determination by the Accounting Firm will be binding upon the Company and Executive; however, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Executive will have received amounts that should not have been paid (the "Overpayments") or amounts were reduced that should have been paid (the "Underpayments") under Section 20(a). If the Accounting Firm determines, based on an Internal Revenue Service assertion that the Accounting Firm believes has a high probability of success, that an Overpayment has been made, any such Overpayment will be deemed for all purposes to be a loan to Executive made on the date that Executive received the Overpayment and Executive will repay the Overpayment to the Company on demand (but not less than ten days after Executive receives a written demand for payment from the Company) together with interest on the Overpayment at the applicable federal rate prescribed pursuant to Section 1274(d)(l)(A) of the Code (the "Applicable Federal Rate") from the date of Executive's receipt of the Overpayment until the date the Overpayment is repaid. If the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has been made, the Company will pay Executive an amount equal to the Underpayment in a lump sum within ten days of such determination together with interest on the Underpayment at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date the Underpayment is paid.

The parties have signed this Employment Agreement as of the Effective Date in Section l.

HAGERTY HOLDING CORP.

By:

Its:

McKEEL O HAGERTY EXECUTIVE

APPENDIX A

To The Employment Agreement Effective as of January 1, 2018

The Company or Executive may terminate the Employment under Section 5(b) of the Agreement due to Executive's Disability if the Company or Executive follows the procedures and meets the standards in this Appendix A and a final and binding determination is issued under those standards and procedures.

Definition: For purposes of this Appendix A and Section 5(b) of the Agreement, the term "Disability" will mean a physical or mental impairment ("impairment") due to which Executive has not been able, or will not be able, to substantially and acceptably perform Executive's duties on a full-time basis for a period of 90 or more days during any 180 calendar day period.

The determination as to whether a Disability exists will be made by a licensed medical doctor located in Michigan who is expert with respect to the impairment or impairments that may cause a Disability determination, or who has the necessary expertise in consultation with other licensed medical doctors ("Physician"), if such Physician's determination becomes final and binding under the terms of this Appendix A.

(A)          The Company may initiate a Disability determination if it reasonably concludes that Executive may be Disabled. In that case, the Company will refer Executive for evaluation by a Physician, to be selected by the Company. If the Physician initially selected by the Company determines that he or she is not qualified to be a Physician as defined above, he or she will so advise the Company and the Company may appoint a Physician who has the required expertise as the Physician. Within 60 days after the Company appoints the Physician ultimately selected by the Company, the Physician will issue a written report and determination stating either that Executive is Disabled or that Executive is not Disabled.

If the Company-appointed Physician determines that Executive is Disabled, and the Executive disagrees with that determination, Executive may, within 60 days after that determination is furnished to Executive under (F), submit a written report and determination by a Physician of Executive's choice that Executive is not Disabled. If Executive does so, subsection {C) will apply. If Executive does not do so, the Company-appointed Physician's determination will be final and binding and the Company may terminate Executive's Employment due to Disability within 60 days after the above 60-day period expires. If the Company does not terminate Executive's Employment during that period, the Company may not later terminate Executive's Employment due to Disability without again following the process in this Appendix A.

{B)          If Executive initiates a Disability determination, Executive will immediately notify the Company and will be evaluated by a Physician selected by Executive. Within 60 days after commencement of the evaluation, the Physician will issue a written report and determination stating either that Executive is Disabled or that Executive is not Disabled. If that Physician determines that Executive is Disabled, and the Company disagrees with that determination, the Company may, within 60 days after that determination is furnished to the Company under (F), submit a determination by a Physician of the Company's choice that Executive is not Disabled. If the Company does so, (C) will apply. If the Company does not do so, the Executive-appointed Physician's determination will be final and binding and Executive may terminate Executive's Employment due to Disability within 60 days after the above 60-day period expires. If Executive does not so terminate the Employment, Executive may not later terminate the Employment due to Disability without again following the process in this Appendix A.

(C)            If the two Physicians in (A) or (B) issue conflicting determinations, the Disability determination will be made by a third Physician, selected by mutual agreement of the two Physicians who have made determinations under (A) or (B). If the two Physicians in (A) or (B) cannot agree on a third Physician within 30 days after the report and determination by the second Physician under (A) or (B), each of them will, within 10 days after the end of that period, submit a written report stating the name and contact information for a proposed third Physician, and the reporting Physician's reasons for recommending that Physician. Within IO days after the two proposed Physicians are identified, the Company or Executive may initiate a special arbitration proceeding under Section 13 of the Agreement, in which the sole issue for decision by the arbitrator will be appointment as the third Physician of one of the two Physicians recommended by the Physicians in (A) or (B), after an arbitration hearing in which the Company, Executive and the two Physicians in (A) or (B) may testify and present other testimony or evidence deemed admissible by the arbitrator.

(D)            Within 60 days after the appointment of the third Physician, the third Physician will issue a written report and determination stating either that Executive is Disabled or that Executive is not Disabled. That determination will be final and binding.

(E)            Executive will cooperate fully and on a timely basis in evaluation by Physicians appointed under this Appendix A, including but not limited to examinations by the Physician or other medical professionals designated by the Physician and review of all pertinent medical and other records. If any Physician appointed by the Company under the above process, or the third Physician appointed under (C), makes a written report and determination that he or she was unable to make a determination as to Disability within the required time period due to (i) failure of Executive to attend a scheduled appointment with the Physician or other medical professionals, (ii) failure of Executive to produce or authorize release of records deemed necessary to a determination by the Physician, or (iii) other specified lack of cooperation by Executive in the determination process, such report and determination will be deemed a determination that Executive is Disabled, or, if such Physician was appointed by the Company under (B), not Disabled, and such determination will be final and binding unless Executive, within 10 days after receiving such determination, initiates a special arbitration proceeding under Section 13 of the Agreement in which the sole issue for the arbitrator will be whether Executive did in fact fail to cooperate as described above. The determination under this subsection (E) will be suspended during the pendency of the arbitration proceeding, and confirmed if the arbitrator determines that Executive did fail to cooperate as described above, or revoked if the arbitrator determines that Executive did not fail to cooperate as described above.

(F)            A Physician making a written report and determination under this Section or a report and determination under (E) will simultaneously send a copy of it, by e-mail or fax with an immediate confirmation copy by Federal Express, to Executive and to the General Counsel of the Company or another person specified in writing by the Company. The Company will pay the Federal Express charges.

(G)            Physician reports and determinations under this Appendix A will include the medical and factual basis for the Physician's conclusions, including conclusions of any other medical professionals with whom the Physician consulted and the factual and medical bases for such conclusions, to an extent sufficient for another Physician with expertise in the impairment or impairments at issue to understand and evaluate the medical and factual bases for the determination. A Physician report under (E) will include the facts underlying the Physician's determination.

(H)            The Company and Executive each agree to execute such consents and authorizations as a Physician reasonably deems necessary for the Physician to obtain records or information reasonably determined by the Physician to be necessary to make a determination, and will also promptly execute an advance general waiver and release acceptable to such Physician of any claims against such Physician, or against any related person or organization, that might otherwise arise out of or relate to the Physician's services under this Appendix A.

(I)            If a determination becomes final and binding under this Appendix A, it will not be subject to challenge by either the Company or Executive, by arbitration under this Agreement or otherwise.

(J)            By entering into this Agreement, Executive does not waive Executive's rights as an employee under the Americans With Disabilities Act, HIPAA, or any other state, federal or local statute, law or regulations relating to disability, discrimination, or privacy/confidentiality of medical information except, as to privacy/confidentiality of medical information, as provided in records release and other authorizations furnished pursuant to this Appendix A, and any disclosure in arbitration proceeding under this Appendix A or in any judicial action relating to such a proceeding or to Executive's Employment. However, if Executive provides the release required as a condition to Severance Pay under Section 7(d)(ii), that release will include a complete waiver of all such rights to the full extent permitted by law.

HAGERTY HOLDING CORP.

By:

Its:

McKEEL O HAGERTY EXECUTIVE

APPENDIX B

To The Employment Agreement Effective as of January 1, 2018

Position Description

JOB TITLE:	Chief Executive Officer
REPORTS TO:	The Board of Directors
FLSA STATUS:	Exempt

Position Summary

The Chief Executive Officer of Hagerty supervises, oversees, and manages all business and general affairs of the company, subject to the control of the Board. He leads the development of the long-range vision, strategic direction and business development initiatives. In addition, the CEO is responsible for ensuring the overall operations of the business meet business plan objectives. He shall have direction of all other officers, agents and employees of the company and may assign such duties to the other officers of the company as he deems appropriate.

Key Relationships

Reports to:	The Board of Directors

Reporting Executives:	President
Chief Financial and Administrative Officer
General Counsel
Senior Vice President of Human Resources
Chief Information Officer
Chief Marketing Officer

Other Key Relationships:	Other executives within the company
Investors/ Family Director
Carrier partners (Markel, Aviva, Hiscox)
National partners (All State, Nationwide, Progressive, Farmers)
Strategic hobby partners
Outside advisors

Major Responsibilities

Define and communicate Hagerty's long-range vision and strategic direction:

•	Formulates company strategies and policies; communicate a clear vision to the Board, senior executives and key stakeholders

•	With senior management team, develops the company Mission, Vision, BHAG, Values, and Brand Promise

•	Articulates and communicates brand promise to all clients, insurance industry, hobby and media

Manage relationships with key business partners:

•	Serves as leader for key relationships with insurance carrier partners and national program partners to ensure achievement of growth objectives and long-range vision
•	Establishes and builds relationships within the automotive industry, which include leaders of OEM (Original Equipment Manufacturers) and automotive hobby influencers (Craig Jackson, Peterson Museum)
•	leverages relationships with other CEOs to build networks and gain insights for growth

Drive audience growth:

•	Accelerates company growth by leveraging Hagerty's unique value propositions by creating a larger audience to attract affinity members, business partners, clients and agents
•	Builds Hagerty's reputation by serving as chief company spokesman; leverages influential international recognition to build brand; directs brand and public relations strategy to maximize Hagerty's brand promise and market reputation
•	Directs business development strategy
•	Directs risk-sharing opportunities with insurance carrier to increase profitability

Measure and manage accountability and metrics of success:

•	Fosters a performance-oriented culture of accountability where employees are motivated and rewarded for both company and individual contributions
•	Translates strategy to annual and quarterly business plans including, but not limited to, the formulation of key initiatives and milestones to ensure annual business plans meet company targets of revenue growth, net promoter score, retention, loss ratio, and EBffDA
•	Strategic oversight and management of Hagerty Reinsurance limited
•	Ensures sales, marketing and operating infrastructures are in place to drive and support growth
•	Develops specific metrics and related accountabilities; leads and manages to the specific metrics and accountabilities to drive growth
•	Manages all strategic and operating aspects of Hagerty through accountabilities tied to specific financial metrics to achieve the desired short and long-term financial results
•	Maintains a strong working relationship with the Board of Directors, Chairman of the Board, and key management committees

Lead measurement and monitoring of company-wide of performance

•	Leads and collaborates with other executives to ensure business plans are translated to goals that provide fair and stretch targets

•	Develops and maintains behavioral standards of excellence (i.e., values, competency models, code of conduct)
•	Fosters a performance-oriented culture of accountability where employees are motivated and rewarded for individual and company contributions to performance targets
•	Develops and maintains an employee performance review process and annual incentive program, which includes performance measurement, feedback, coaching and rewards
•	Ensures proper talent is in place, clear about its mission and held accountable for results

Culture, Leadership Development and Succession:

•	Drives culture, through value statements and actions, to continue to be a great place to work; creates an environment of curiosity, fosters leadership growth, encourages mentoring and offers stretch assignments
•	Ensures that the company has an effective management team supporting the CEO, including an active plan for the team's development and succession
•	Ensures, in cooperation with the Board, an effective succession plan is in place for the CEO position